Exhibit 10.1
KEYCORP
Executive Officer Grants
(Award Of Cash Performance Shares and
Above-Target Performance Shares)
«Name»
 By action of the Compensation and Organization Committee (the “Committee”) of the Board of Directors of KeyCorp, taken pursuant to the KeyCorp 2004 Equity Compensation Plan (the “Plan”), and subject to the terms and conditions of the Plan, you have been awarded ___Performance Shares payable in cash, subject to vesting upon the achievement of specified performance criteria (the “Cash Performance Shares”) and ___Performance Shares payable in cash, subject to vesting upon the achievement of additional specified performance criteria (the “Above-Target Performance Shares”), as described below. The Cash Performance Shares and the Above-Target Performance Shares shall be referred to herein collectively as the “Awarded Shares”. Unless otherwise indicated, the capitalized terms used herein and in the attached Acceptance of Grant Agreement (the “Agreement”) shall have the same meaning as set forth in the Plan.
1.	Date of Grant. The effective date of grant for the award of the Awarded Shares shall be February 20, 2010 (the “date of grant”).
2.	Vesting of the Awarded Shares.
(a)	In General. Your right to receive the Awarded Shares shall be determined on the basis of KeyCorp’s Earnings per Share, Economic Profit Added and Return on Equity (as defined in Appendix C) during the period of January 1, 2007 through December 31, 2009 (the “Performance Period”). You are able to earn up to 100% of the Cash Performance Shares if the applicable targeted level of performance is met or exceeded and up to 100% of the Above-Target Performance Shares if the applicable maximum level of performance is met or exceeded.

(b)	Vesting of Performance Shares. The Cash Performance Shares and Above-Target Performance Shares granted hereunder shall be vested on February 20, 2010 but only if (A) you have been in the continuous employ of KeyCorp or a Subsidiary through such date and (B) the Committee shall determine that the Cash Performance Shares and Above-Target Performance Shares have been earned as set forth on Appendix C.

(c)	Determination by Committee. The amount of the Awarded Shares that will become vested and the level of attainment of the applicable performance goals set forth on Appendix C shall be determined by the Committee as soon as practicable after the receipt of the audited financial statements for KeyCorp relating to the last year of the Performance Period, but in no event later than two and one-half months after the close of the last year of the Performance Period.

(d)	Transfers Void. Any purported transfer or encumbrance of the Awarded Shares prior to the time that they have vested shall be void.
3.	Payment of Performance Shares. Payment of any earned Cash Performance Shares and Above-Target Performance Shares shall be in the form of cash. Payment shall occur as soon as practicable after the receipt of the audited financial statements for KeyCorp relating to the last year of the Performance Period, but in no event later than two and one-half months after the close of the last year of the Performance Period. Each Cash Performance Share and Above-Target Performance Share shall have a value equal to the Fair Market Value of one Common Share on the date of vesting of the Cash Performance Share and/or Above-Target Performance Share. Fair Market Value of a Common Share shall be the price per share at which Common Shares were last sold on the New York Stock Exchange on such date.
4.	Death; Disability; Retirement at or after Age 55. If you shall die or become Disabled or if you shall retire at age 55 or older prior to the vesting of the Awarded Shares, then a pro rata number of the shares of Awarded Shares actually earned as provided on Appendix C shall be retained by you or your estate and become freely transferable or entitle you to the payment described in paragraph 3, as the case may be, following the determination of the attainment of the performance goals upon conclusion of the Performance Period, but the remainder shall immediately be forfeited.
5.	Pro-Ration. For purposes of this Agreement the pro rata number of Awarded Shares granted to you shall be based on a fraction the numerator of which is the number of months beginning in February, 2007 that are completed prior to your change of status and the denominator of which is 36.
6.	Forfeiture. The Awarded Shares shall be immediately forfeited if your employment with KeyCorp or any Subsidiary terminates prior to the vesting of the Awarded Shares as set forth in paragraph 2 unless your employment terminates because of death, Disability or retirement at or after age 55 (in which case the specific provisions of paragraph 4 shall apply); provided, however, that the Committee may in its sole discretion determine that a pro rata number of the Awarded Shares shall be retained by you and become freely transferable or entitle you to the payment described in paragraph 3, as the case may be, following the determination of the attainment of the performance goals upon conclusion of the Performance Period but that the remainder shall immediately be forfeited.
7.	Harmful Activity. Notwithstanding any other provisions of this Agreement, if you engage in any “harmful activity” (as defined in Section 17 of the Plan) prior to or within six months after your termination of employment with KeyCorp or a Subsidiary, then any cash paid upon the vesting of the Cash Performance Shares and Above-Target Performance Shares on or after one year prior to termination of employment shall be immediately forfeited to KeyCorp.
8.	No Acceleration. The provisions of Section 12 of the Plan entitled “Acceleration upon Change of Control” shall not apply to the Awarded Shares awarded pursuant to this Agreement; provided, however, that in the event of a Change of Control, the performance goals relating to the Cash Performance Shares (and not the Above-Target Performance Shares) shall be deemed to be satisfied at 100% of target and the Cash Performance Shares shall vest on the earlier of: (a) February 20, 2010, or (b) the date not more than two years on or after a Change of Control upon which your employment terminates under circumstances entitling you to receive severance benefits or salary continuation benefits under KeyCorp’s Separation Pay Plan or under any employment or change of control or similar arrangement or agreement, but only if you have been in the continuous employ of KeyCorp or a Subsidiary through such date.
9.	Rights to Dividend Equivalents.
From and after the date of grant, you shall be entitled to dividend equivalents, in cash, on the Cash Performance Shares granted hereby when and if a dividend is declared by KeyCorp’s Board of Directors.
10.	Compliance with Section 409A of the Internal Revenue Code. To the extent applicable, it is intended that this award and the Plan comply with the provisions of Section 409A of the Internal Revenue Code. This award and the Plan shall be administrated in a manner consistent with this intent, and any provision that would cause the award or the Plan to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by KeyCorp without your consent). In particular, to the extent your right to receive payment of Cash Performance Shares becomes nonforfeitable under the terms of paragraph 8 above and the event triggering your right to payment is your termination of employment, then notwithstanding anything to the contrary in paragraph 8 above, payment will be made to you, to the extent necessary to comply with Section 409A, on the earlier of (a) your “separation from service” with KeyCorp (determined in accordance with Section 409A); provided, however, that in case you are a “specified employee” (within the meaning of Section 409A), your date of payment shall be 6 months after the date of your separation from service with KeyCorp or (b) your death.
11.	Tax Withholding. You shall be permitted to satisfy, in whole or in part, any withholding tax obligation that may arise in connection with the vesting of any award of stock or shares hereunder by delivering to KeyCorp in Common Shares, Cash Performance Shares, or Above-Target Performance Shares an amount equal to such withholding tax obligation.
12.	Condition. The award of the Awarded Shares granted hereby is conditioned upon your execution and delivery to KeyCorp of the Agreement set forth hereinafter.
13.	Amendment and Modification. The terms and conditions of this award may not be modified, amended or waived except by an instrument in writing signed by a duly authorized executive officer of KeyCorp.

, 2007	Thomas E. Helfrich
Executive Vice President

ACCEPTANCE OF GRANT AGREEMENT
     I acknowledge receipt of the above Above-Target Performance Shares and Cash Performance Shares and in consideration thereof I accept such awards subject to the terms and conditions of the Plan (including, without limitation, the harmful activity provisions thereof) and the restrictions upon me as set forth hereinafter in this Agreement.
     My agreement to the following restrictions is (i) in addition to (and not in limitation of) any other agreements, plans, policies, or practices that are applicable to me as a KeyCorp or a Subsidiary (collectively “Key”) employee and (ii) independent of any Plan provisions.
1.	I recognize the importance of preserving the confidentiality of Non-Public Information of Key. Therefore, I acknowledge and agree that: (a) during my employment with Key, I will acquire, reproduce, and use such Non-Public Information only to the extent reasonably necessary for the proper performance of my duties; (b) during and after my employment with Key, I will not use, publish, sell, trade or otherwise disclose such Non-Public Information; and (c) upon termination of my employment with Key, I will immediately return to Key all documents, data, and things in my possession or to which I have access that involve such Non-Public Information. I agree to sign nondisclosure agreements in favor of Key and others doing business with Key with whom Key has a confidential relationship.
2.	I acknowledge and agree that the duties of my position at Key may include the development of Intellectual Property. Accordingly, any Intellectual Property which I create with any of Key’s resources or assistance, in whole or in part, during my employment with Key, and which pertains to the business of Key, is the property of Key; and I hereby agree to and do assign to Key all right, title, and interest in and to such Intellectual Property, including, without limitation, copyrights, trademarks, service marks, and patents in or to (or associated with) such Intellectual Property and agree to sign patent applications and assignments thereof, without additional compensation.
3.	Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity, hire or solicit or entice for employment any Key employee without the written consent of Key, which consent it may grant or withhold in its discretion.

4. (a)	Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity, call upon, solicit, or do business with (other than for a business which does not compete with any business or business activity conducted by Key) any Key customer or potential customer I interacted with, became acquainted with, or learned of through access to information while I performed services for Key during my employment with Key, without the written consent of Key, which consent it may grant or withhold in its discretion.

(b)	In the event that my employment is terminated with Key as a result of a Termination Under Limited Circumstances as defined below, the restrictions in paragraph 4(a) of this Agreement shall become inapplicable to me; however, the restrictions in paragraphs 1, 2, and 3 of this Agreement shall remain in full force and effect nevertheless. I understand that a “Termination Under Limited Circumstances” shall mean the termination of my employment with Key (i) under circumstances in which I am entitled to receive severance benefits or salary continuation benefits under the terms and conditions of the KeyCorp Separation Plan in effect at the time of such termination, or (ii) under circumstances in which I am entitled to receive severance benefits, salary continuation benefits, or similar benefits under the terms and conditions of an agreement with Key, including, without limitation, a change of control agreement or employment or letter agreement, or (iii) as otherwise expressly approved by the Compensation Committee of KeyCorp in its sole discretion.
5.	In the event a court of competent jurisdiction determines that any of the restrictions contained in the above numbered paragraphs of this Agreement are excessive because of duration or scope or are otherwise unenforceable, the provisions hereof shall not be void but, with respect to such limitations held to be excessive, they shall be modified to incorporate the maximum limitations such court will permit, not exceeding the limitations contained in the acceptance of grant. In the event I engage in any activity in violation hereof, I acknowledge that such activity may cause serious damage and irreparable injury to Key, which will permit Key to terminate my employment (if applicable) and seek monetary damages, and Key shall also be entitled to injunctive, equitable, and other relief. I acknowledge and agree that the validity, interpretation, and performance of this Agreement shall be construed under the internal substantive laws of Ohio.
BY SIGNING THIS ACCEPTANCE OF GRANT AGREEMENT, I ACKNOWLEDGE THAT I HAVE HAD AMPLE OPPORTUNITY TO READ THIS AGREEMENT AND THE PLAN, MAKE A DILIGENT INQUIRY, ASK QUESTIONS, AND CONSULT WITH MY ATTORNEY IF I CHOSE TO DO SO.

«Name»- Sign Your Name

Date